Exhibit 10.1

LOAN MODIFICATION

AND REAFFIRMATION AGREEMENT

THIS LOAN MODIFICATION AND REAFFIRMATION AGREEMENT (this “Agreement”) is dated as of the 29th day of April, 2013, by and among DOVER MOTORSPORTS, INC., a Delaware corporation (“DMI”), DOVER INTERNATIONAL SPEEDWAY, INC., a Delaware corporation (“DISI”), and NASHVILLE SPEEDWAY, USA, INC., a Tennessee corporation (“NSUSA” and jointly and severally with DMI and DSI, the “Borrowers”), and RBS CITIZENS, NATIONAL ASSOCIATION, as agent (“Agent”), and as lender (“Citizens”), PNC BANK, NATIONAL ASSOCIATION (“PNC”) and WILMINGTON SAVINGS FUND SOCIETY, FSB, (“WSFS” and collectively with Citizens and PNC, the “Lenders”).

WHEREAS, Borrowers, Agent and Lenders are parties to a Credit Agreement dated as of April 12, 2011 (the “Credit Agreement”), which provides for a revolving line of credit to the Borrowers in the principal amount of Sixty Five Million Dollars ($65,000,000) for the Borrowers’ working capital needs;

WHEREAS, the parties hereto have agreed, subject to the terms and conditions set forth herein, to amend various provisions in the Credit Agreement and to add provisions thereto.

NOW, THEREFORE, in consideration for the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound and under seal, agree as follows:

Section 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

Section 2. Amendment to Credit Agreement. Upon execution of this Agreement, the Credit Agreement shall be amended as follows:

A. The defined term “Capital Expenditures” is hereby added to Section 1.1 in appropriate alphabetical order:

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

B. The defined term “Negative Pledge” is hereby added to Section 1.1 in appropriate alphabetical order:

“Negative Pledge” means a negative pledge agreement, in form and substance satisfactory to the Agent, that prohibits any of the Borrowers from incurring any Liens on any of its property or assets or any interests therein or proceeds thereof now owned or hereafter acquired by any of the Borrowers.

C. The defined term “Applicable Margin” contained in Section 1.1 is hereby deleted in its entirety and replaced with the following:

“Applicable Margin” shall mean, for any day, with respect to (a) any Loans secured by a Mortgage, (b) any Loans subject to the terms of a Negative Pledge or (c) commitment fees, as the case may be, the applicable percentage set forth below under Column 1, Column 2 or Column 3, respectively, based upon the Leverage Ratio as of the relevant date of determination:

Leverage Ratio	Column 1	Column 2	Column 3
Category 1
Greater than or equal to 1.50 to 1	1.75%	2.00%	0.15%
Category 2
Less than 1.50 to 1, but greater than or equal to 0.75 to 1.	1.50%	1.75%	0.125%
Category 3
Less than 0.75 to 1.	1.25%	1.50%	0.10%

Any adjustments to the Applicable Margin resulting from a change in the Leverage Ratio shall be effective as from the first day of the month after the month in which the Agent received the Compliance Certificate indicating such change in the Leverage Ratio (or, in the event that no Compliance Certificate has been delivered prior to the date on which such Compliance Certificate was required to be delivered pursuant to Section 6.2(c) (Compliance Certificate), the Applicable Margin from such date until the date on which such Compliance Certificate is actually delivered shall be that applicable under Category 1). In the event that the actual Leverage Ratio for any Fiscal Quarter is subsequently determined to be lower or greater than that set forth in the Compliance Certificate for such Fiscal Quarter, the Applicable Margin shall be recalculated for the applicable period based upon such actual Leverage Ratio. Any reduction or increase in the amount of interest on the Loans resulting from the operation of the foregoing provision shall be settled between the Borrowers and the Lenders on the Interest Payment Date immediately following the delivery of a written notice from the Agent or the Borrowers. Notwithstanding the foregoing, (a) until the receipt by the Agent of the Compliance Certificate for the Fiscal Quarter ending June 30, 2013 and (b) at any time after the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be deemed to be that applicable under Category 1.

D. The defined term “Maturity Date” contained in Section 1.1 is hereby deleted in its entirety and replaced with the following:

“Maturity Date” means July 31, 2017.

E. Subsection 2.5(d) is hereby deleted in its entirety and replaced with the following:

(d) Scheduled Reduction of Commitments. The Borrowers shall reduce the total Commitments (and, if necessary, prepay Loans in accordance with Section 2.7 (Optional Prepayments) so that the total Revolving Exposures do not exceed the total Commitments) on each date set forth below to the aggregate amount set forth opposite such date:

Date	Total Commitments
04/29/13	$50,000,000
12/31/13	$42,500,000
12/31/14	$35,000,000

F. The following is added as a new Section 2.20:

2.20.	Negative Pledge

So long as no Default or Event of Default has occurred and is continuing, the Borrowers may elect to enter into a Negative Pledge with the Lenders in exchange for the Agent’s release of its security interest in the Collateral. Borrowers will deliver all items and execute all documents required by the Agent in connection with its acceptance of a Negative Pledge.

G. Section 5.1 is hereby deleted in its entirety and replaced with the following:

5.1.	Fixed Charge Coverage Ratio

The Borrowers will not permit the ratio of (a) Consolidated EBITDA minus Capital Expenditures minus Taxes (including federal, state and local income taxes) paid in cash minus dividends minus stock repurchases to (b) Consolidated Interest Expense to be less than 3.50:1.0, to be tested as of the end of each Fiscal Quarter on a rolling four (4) Fiscal Quarter basis.

H. Section 5.2 is hereby deleted in its entirety and replaced with the following:

5.2.	Leverage Ratio

The Borrowers will not permit the Leverage Ratio as of the last day of any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio

06/30/13 and 09/30/13	2.50:1.0

12/31/13 and thereafter	2.25:1.0

I. Section 7.8(a) is hereby deleted in its entirety and replaced with the following:

(a) No Group Company will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) so long as no Default or Event of Default has occurred and is continuing, each Group Company (other than the Company) which is a wholly-owned Subsidiary of a Borrower may declare and pay dividends with respect to its capital stock; and

(ii) so long as no Default or Event of Default has occurred and is continuing, (1) the Borrowers may repurchase shares of common stock issued to employees in connection with employee incentive plans and (2) the Company may repurchase shares of common stock in the open market and/or pay dividends with respect to its common stock.

J. The following is added as a new Section 5.15:

6.15	IntraLinks Setup Fee.

Within ten (10) days of Agent’s request after setup of Borrower’s IntraLinks account, Borrowers shall pay to Agent a $5,000 IntraLinks setup fee.

Section 3. Conditions Precedent. Section 2 of this Agreement shall become effective upon satisfaction of the following conditions precedent, as determined by Agent in its sole discretion:

A. Execution and delivery to Agent of (i) this Agreement and (ii) the Fee Letter between Borrowers and Agent dated the date hereof.

B. Receipt by Lenders of a $125,000 amendment fee, to be allocated to each Lender in accordance with the terms of the Credit Agreement.

C. Receipt by Agent of the required principal payment to comply with the scheduled commitment reductions set forth in Section 2.E. hereof.

D. Borrowers payment to Agent of all attorneys’ fees and other expenses incurred by Agent in connection with the preparation and execution of this Agreement and the other documents related thereto.

Section 4. Affirmations. Borrowers hereby affirm the assumption, execution and delivery to Agent of each of the Loan Documents and collateral documents executed in connection with the Loans, including, without limitation waivers of jury trial and special damages and to notice prior to a confession of judgment, and agrees that all of the foregoing secure the obligations and liabilities of Borrowers incurred or to be incurred pursuant to the Credit Agreement and they continue in full force and effect. Borrowers hereby also affirms that all of the other collateral documents received by Agent in connection with the Credit Agreement are intended to and do in fact secure each of the obligations of Borrowers described in the Credit Agreement and secure all advances, indebtedness and liabilities of Borrowers to Agent whether heretofore or hereafter incurred by Borrowers to Agent to the extent set forth in the Credit Agreement, and as such continue in full force and effect and are in all respects hereby assumed, affirmed and ratified.

Section 5. Agreements, Acknowledgments and Waivers. Borrowers acknowledge that the obligations set forth in each of the Loan Documents are valid, binding, and enforceable against Borrowers and are not subject to any defense, counterclaim, recoupment or offset. In addition, Borrowers acknowledge that (i) the execution of this Agreement, (ii) the acceptance by Agent of any payments hereunder or thereunder, or (iii) any previous or subsequent delay by Agent in exercising any or all of its rights or remedies under the Loan Documents, either separately or in combination, shall not constitute a waiver by Agent of any of the rights of Agent under the Loan Documents and shall not preclude Agent from exercising its rights thereunder or at law if Borrowers fail to perform any of their obligations as set forth in the Loan Documents, as the same are amended pursuant to the provisions of this Agreement. Nothing herein shall be deemed a waiver of any of Agent’s rights or remedies with respect to (i) any existing violation of any affirmative or negative pledge, covenant or warranty, (ii) any event of default, or (iii) any condition which, with the passage of time or the giving of notice would constitute an event of default, under any of the Loan Documents.

Section 6. Miscellaneous. The parties to this Agreement further agree as follows:

A. Power and Authority. Borrowers and Agent represent and warrant that each has the full power and authority to enter into and perform this Agreement, all of which has been duly authorized by all necessary corporate or limited liability company action, as appropriate, and that this Agreement is valid, binding, and enforceable in accordance with its terms.

B. References to Credit Agreement. Any and all references to the Credit Agreement in any of the other Loan Documents shall be deemed to refer to the Credit Agreement as amended by this Agreement.

C. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one Agreement.

D. Rules of Construction. As used herein, unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, the singular shall include the plural and the plural the singular, and the masculine, feminine or neuter gender shall include the other genders.

E. Choice of Laws. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard for principles of conflicts of laws.

F. Acknowledgments. Each party to this Agreement acknowledges that it has executed this Agreement voluntarily, with a full knowledge and a complete understanding of the terms and effect of this Agreement and that it has been fully advised by competent counsel as to the nature and effect of the applicable terms and provisions hereof.

G. Representations and Warranties. Borrowers represents and warrants that the representations and warranties set forth in the Loan Documents remain true and accurate in all material respects as of the date of this Agreement.

H. Remaining Force and Effect. Except as specifically amended hereby, the Credit Agreement and Loan Documents remain in full force and effect in accordance with their original terms and conditions.

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Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have set their hands and seals or caused these presents to be executed by their proper corporate officers or authorized managers and sealed with their seal the day and year first above written.

DOVER MOTORSPORTS, INC.,
a Delaware corporation, as Borrower

By:	/s/ Thomas G. Wintermantel	(SEAL)
	Name:	Thomas G. Wintermantel
	Title:	Treasurer & Asst. Secretary

DOVER INTERNATIONAL SPEEDWAY, INC.,
a Delaware corporation, as Borrower

By:	/s/ Thomas G. Wintermantel	(SEAL)
	Name:	Thomas G. Wintermantel
	Title:	Treasurer & Asst. Secretary

NASHVILLE SPEEDWAY, USA, INC.,
a Tennessee corporation, as Borrower

By:	/s/ Thomas G. Wintermantel	(SEAL)
	Name:	Thomas G. Wintermantel
	Title:	Treasurer & Asst. Secretary

RBS CITIZENS, N.A., as Agent

By:	/s/ Edward Winslow	(SEAL)
Edward Winslow
Senior Vice President

{acknowledgments on following page)

Acknowledged and Consented to by:

PNC BANK, NATIONAL ASSOCIATION, as Lender and LC Issuing Bank

By:	/s/ C. Douglas Sawyer		(SEAL)
	Name:	C. Douglas Sawyer
	Title:	Senior Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Lender

By:	/s/ J. Andrew Walls		(SEAL)
	Name:	J. Andrew Walls
	Title:	Vice President

RBS CITIZENS, N.A., as Lender and Cash Management Bank

By:	/s/ Edward Winslow		(SEAL)
Edward Winslow
Senior Vice President